FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This First Amendment to Employment Letter Agreement (this “Amendment”) is made and entered into this 30th day of December, 2008, by and between RAM ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), and G. LES AUSTIN, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain letter agreement dated March 13, 2008 (accepted March 14, 2008), pursuant to which the Executive accepted employment with the Company on the terms set out therein (the “Agreement”); and

WHEREAS, the Company and the Executive have agreed that the Agreement should be amended in certain respects as hereinafter provided; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.     Section 8 of the Agreement is hereby deleted in its entirety and the following Section 8 (and subsections) substituted therefor:

“8.       Severance and Change of Control Protection. If, during the first three (3) years of your employment with the Company (i) your employment with the Company is terminated (in a manner that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder) by the Company other than for Cause (as hereinafter defined), or (ii) a Change of Control (as hereinafter defined) occurs, and upon such Change of Control or within six (6) months thereafter your employment with the Company is terminated (in a manner that constitutes a “separation from service” under Section 409A of the Code and the Treasury Regulations promulgated thereunder) either (A) by the Company other than for Cause, or (B) by you for Good Reason (as hereinafter defined), then in either such event, the Company shall pay to you as a severance benefit, within thirty (30) days after the date of termination, an amount equal to the sum of (y) your then current annual base salary, plus (z) an amount equal to the average of your three (3) then most recent annual cash bonuses. In the event a Change of Control occurs before your receive your first annual cash bonus, such amount shall be deemed to be $125,000.

8.1.      Change of Control. As used herein, the term “Change of Control” means any change in the composition of the board of directors of the Company (the “Board”) such that the Incumbent Directors comprise less than one-half of the membership of the Board. For this purpose, the term “Incumbent Directors” means those persons currently serving as directors of the Company, any person selected by the current directors to replace a director who dies, resigns or is removed as a director (and any such person shall thereafter be deemed to be a current director), or any person nominated by the current directors, or whose nomination is supported by the current directors, and who thereafter is elected by the stockholders as a director (and any such person shall thereafter be deemed to be a current director).

8.2       Cause. As used herein, the term “Cause” means (i) conviction of a felony, (ii) an act or acts of dishonesty intended to result in personal enrichment at the expense of the Company, or (iii) failure to follow a reasonable and lawful order from the Chief Executive Officer of the Company or the Board, within the reasonable scope of your duties and responsibilities, which failure is not cured within ten (10) days after notice.

8.3       Good Reason. As used herein, the term “Good Reason” means the termination by you of your employment with the Company within the period ending six (6) months following a Change of Control for any of the following events, unless you have consented in writing to such event: (i) a material diminution of your base annual salary; (ii) the assignment to you of any duties materially inconsistent with your position as Chief Financial Officer of the Company (including status, offices, titles, and reporting requirements), or any material diminution of your authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which the Company remedies promptly after receipt of notice from you; or (iii) any required relocation of your principal office to a location more than fifty (50) miles from Tulsa, Oklahoma. If you believe Good Reason exists for terminating your employment, then you shall give the Company written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective unless (y) within thirty (30) days after receiving the Good Reason Notice, the Company fails to either cure such acts or omissions or notify you of the intended method of cure, and (z) you deliver a notice of termination to the Company and subsequently resign within thirty (30) days after the Company’s 30-day deadline described at (y) above expires.”

2.	A new Section 10 is hereby added to the Agreement, as follows:

“10      CIC Separation Benefit Plan. In the event the Board or the Compensation Committee of the Board (the “Committee”) hereafter shall approve and adopt a change of control separation benefit plan (the “Plan”) which is applicable to you and which provides for a change of control separation benefit payable to you under substantially the same circumstances as a change of control severance benefit would be payable to you under this Agreement, then effective as of the date of adoption of the Plan, the provisions of Section 8 of this Agreement (and its subsections) that provide for a severance benefit following a change of control shall be deleted in their entirety; provided, however, that if (i) events subsequently occur that would entitle you to payment of a change of control separation benefit under this Agreement if the applicable provisions of Section 8 and its subsections were still in effect (a “Triggering Event”), and (ii) the change of control separation benefits, if any, payable to you under the Plan by reason of the Triggering Event are not, in the aggregate, greater than or equal in value to the change of control separation benefits that would have been payable to you under this Agreement had the applicable provisions of Section 8 and its subsections not been deleted, then upon the occurrence of a Triggering Event, you shall receive, in addition to the change in control separation benefits, if any, payable under the Plan, the prompt payment of an additional amount in cash equal to the difference in aggregate value of the separation benefits that you would have received under the applicable provisions of Section 8 (and its subsections) of this Agreement and the change in control separation benefits, if any, to which you are entitled under the Plan.”

3.	A new Section 11 is hereby added to the Agreement, as follows:

“11.     Application of Section 409A of the Code. Notwithstanding the provisions of Sections 8 and 10 of this Agreement, if the Company determines that (i) you are a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of your separation from service entitling you to a separation benefit hereunder, and (ii) the amount of any payment to be made to you under Section 8 or 10 is subject to Section 409A, then such amount shall not be paid to you until six (6) months after the date of your separation from service (or, if earlier, the date of your death). In such case, the payment so delayed shall be paid in a single lump sum in cash on the first (1st) day of the seventh (7th) month following your separation from service (or, if earlier, upon your death).”

4.	In all other respects, the Agreement remains unchanged and in full force and effect.

EXECUTED this 30th day of December, 2008.

“COMPANY”

RAM ENERGY RESOURCES, INC., a Delaware corporation

By /s/ Larry E. Lee_______________________

President

“EXECUTIVE”

/s/ G. Les Austin_________________________

G. Les Austin

3